Exhibit 99.1

Lear Contact: Katya Pruett

248-447-1646

Lear Corporation Appoints Mei-Wei Cheng to Board of Directors

SOUTHFIELD, Mich., Jan. 24, 2019 /PRNewswire/ — Lear Corporation (NYSE: LEA), a global automotive technology leader, today announced that Mei-Wei Cheng has been appointed to Lear’s Board of Directors.

Mr. Cheng currently serves as the Non-Executive Chairman of the Board of Directors of HCP Packaging and is a member of the Board of Directors of both Interplex Holdings Pte. Ltd. and NIU Technologies. He previously served as the Non-Executive Chairman of the Board of Directors of Pactera, a Blackstone portfolio company, as well as a director and senior advisor to several other manufacturing and technology companies.

From 2010 to 2014, Mr. Cheng was CEO of Siemens North East Asia and President and CEO of Siemens Ltd., China. Prior to joining Siemens, Mr. Cheng spent more than a decade at Ford Motor (China) Ltd. as Chairman and CEO. In addition, Mr. Cheng has served as Chairman and CEO of GE (China) Ltd. and President of AT&T China.

Mr. Cheng has lectured on “Leadership” and “How to Do Business in China” at Cornell, Dartmouth, the China Europe International Business School and various multinational companies.

“We are pleased to welcome Mei-Wei to Lear’s Board of Directors,” said Henry D.G. Wallace, Lear’s Non-Executive Chairman. “Mei-Wei’s deep knowledge of the Chinese market, strong leadership, and executive experience will be instrumental in helping guide our growth and strategy, particularly in China.”

Mr. Cheng holds a bachelor’s degree in industrial engineering/operations research from Cornell University, an MBA from Rutgers University, and is a graduate of Dartmouth’s Tuck Executive Program and MIT’s Program for Senior Executives.

About Lear Corporation

Lear Corporation is one of the world’s leading suppliers of automotive seating systems and electrical systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 169,000 employees located in 39 countries. Lear currently ranks #148 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com or follow us on Twitter @LearCorporation. Lear is where passion drives possibilities.

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